Exhibit 3.2

COMPOSITE
RESTATED ARTICLES OF INCORPORATION
OF
ACE CASH EXPRESS, INC.
(THROUGH NOVEMBER 18, 2004)

ARTICLE I

     The name of the corporation is Ace Cash Express, Inc.

ARTICLE II

     The period of its duration is perpetual.

ARTICLE III

     The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE IV

     The street address of the initial registered office of the corporation is 1231 Greenway Drive, Suite 800, Irving, Texas 75038, and the name of the initial registered agent of the corporation at such address is Donald H. Neustadt.

ARTICLE V

     A. Capitalization. The aggregate number of shares which the Corporation is authorized to issue is 51,000,000 shares, consisting of:

     (1) 50,000,000 shares of Common Stock have a par value of $0.01 per share; and

     (2) 1,000,000 shares of Preferred Stock having a par value of $1.00 per share.

     The following is a statement of the relative rights, references and limitations with respect to the shares of each class of capital stock of the Corporation, insofar as the same are fixed in these Articles of Incorporation, and of the authority expressly vested in the Board of Directors of the Corporation to divide the Preferred Stock into series and to fix and determine the variations in the relative rights and preferences as between series:

     B. Preferred Stock.

     1. The Preferred Stock may, from time to time, be divided into and issued in one or more series with each series to be so designated as to distinguish the shares thereof form the shares of all other series and classes. The shares of each series may have such designations, and relative rights, preferences and limitations as are stated and expressed herein and in a resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

     2. To the extent that these Articles of Incorporation shall not have fixed and determined the variations in the relative rights and preferences of the Preferred Stock, both in relation to the Common Stock and as between series of Preferred Stock, the Board of directors of the Corporation is expressly vested with the authority to divide the Preferred Stock into one or more series and, within the limitations set forth in these Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established, and, with respect to each such series, to fix by resolution or resolutions providing for the issue of such series, the following:

         (a) The maximum number of shares to constitute such series and the distinctive designation thereof;

         (b) The annual dividend rate, if any, on the shares of such series and the date or dates from which dividends shall commence to accrue or accumulate as herein provided, and whether dividends shall be cumulative;

         (c) The price at and the terms and conditions on which the shares of such series may be redeemed, including, without limitation, the time during which shares of the series may be redeemed, the premium, if any, over and above the par value thereof an any accumulated dividends thereon which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which premium may vary at different dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund;

         (d) The liquidation preference, if any, over and above the par value thereof, and any accumulated dividends thereon, which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up on the affairs of the Corporation;

         (e) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relative to the operations of such retirement or sinking fund;

         (f) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, shares of capital stock of any other class or classes of the Corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, provided that shares of such series may not be convertible into shares of a series or class which has prior or superior rights and preferences as to dividends or distribution of assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

         (g) The voting rights, if any, on the shares of such series; and

         (h) Any other preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the law or with this Article V.

     3. All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if any, shall be cumulative; and all series shall rank equally and be identical in all respects, except as provided in Paragraph 1 of this Section A and except as permitted by the foregoing provisions of Paragraph 2.

     4. Except to the extent restricted or otherwise provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, no dividends (other than dividends payable in Common Stock) on any class or classes of capital stock of the Corporation ranking, with respect to dividends, junior to the Preferred Stock, or any series thereof, shall be declared, paid or set apart for payment, until and unless the holders of share of Preferred Stock of each senior series shall have been paid, or there shall have been set apart for payment, cash dividends, when and as declared by the Board of Directors out of funds of the corporation legally available therefor, at the annual rate, and no more, fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series.

     5. To the extent provided in the resolution or resolutions adopted by the Board of directors providing for the issue of any series of Preferred Stock, upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of capital stock of the Corporation ranking junior, as to liquidation rights, to the Preferred Stock, or any series thereof, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of the respective series. For the purposes of this Paragraph 5 and Paragraph 2(d) of the Section A, neither the consolidation nor merger of the Corporation with one or more other corporations shall be deemed to be a liquidations, dissolution or winding up.

     6. The Corporation, at the option of the Board of Directors, may redeem, unless otherwise provided in the resolution establishing a series of Preferred Stock, at such time as is fixed (and if not so fixed at any time) in the resolution or resolutions adopted by the Board of directors providing for the issue of a series, the whole or, from time to time, any part of the Preferred Stock of any series then outstanding, at the par value thereof, plus in every case an amount equal to all accumulated dividends, if any (whether or not earned or declared), with respect to each share so redeemed and, in addition thereto, the amount of the premium, if any, payable upon such redemption fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (the total sum so payable on any such redemption being referred to as the “redemption price”). Notice of every such redemption shall be mailed not less than twenty (20) nor more than (50) days in advance of the date designated for such redemption (the “redemption date”) to the holders of record of the shares of Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. In order to facilitate the redemption of any shares of Preferred Stock which may be chosen for redemption as provided in this Paragraph 6, the Board of Directors shall be authorized to cause the transfer books of the Corporation to be closed as to such shares at any time (not exceeding fifty (50) days) prior to the redemption date. In case of the redemption of only a portion of any series of Preferred Stock then outstanding, the shares of such series to be so redeemed shall be selected by lot or in such manner as the Board of directors may determine. The Board of Directors shall have full power and authority, subject to the limitations and provisions contained herein and in the Texas Business Corporation Act, to prescribe the terms and conditions upon which the Preferred Stock shall be redeemed from time to time.

     7. Shares of Preferred Stock which have been redeemed, purchased or otherwise acquired by the Corporation or which, if convertible or exchangeable, have been converted into or exchanged for shares of capital stock of any other class or classes or any series of any other class, shall be canceled and such shares may not under any circumstances thereafter be reissued as Preferred Stock, and the Corporation shall from time to time and at least once a year cause all such acquired preferred shares to be canceled in the manner provided by law.

     8. Nothing herein contained shall limit any legal right to the Corporation to purchase any shares of the Preferred Stock.

     C. Common Stock.

     1. Shares of Common Stock may be issued by the Corporation from time to time for such consideration as may lawfully be fixed by the Board of Directors.

     2. The Common Stock shall be entitled to one vote per share on all matters. Cumulative voting for voting for directors shall not be permitted and is hereby expressly denied.

     3. Subject to the prior rights and preferences of the Preferred Stock and subject to and subject to the provisions and conditions set forth in the foregoing Section A of this Article Five, or in any resolution or resolutions providing for the issue of a series of Preferred Stock, and to the extent permitted by the laws of the State of Texas, the holders of Common Stock shall be entitled to receive such cash dividends as may be declared and made payable by the Board of Directors.

     4. After payment shall have been made in full to the holders of any series of Preferred Stock having preferred liquidation rights, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

     D. Cumulative Voting. Cumulative voting in the election of directors is expressly prohibited.

     E. Series A Preferred. The Corporation hereby establishes a series of Preferred Stock, which shall be given the distinctive designation of “Series A Preferred Stock, $1.00 par value” (the “Series A Preferred”). This Series is to consist of 78,600 shares, of which the rights and preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such rights and preferences shall be as follows:

     1. Dividends. The holders of Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the Corporation legally available therefore, and the Corporation shall be bound to pay thereon, in preference to the holders of any other class of capital stock, or series thereof, of the Corporation, including, without limitation, the Common Stock, cash dividends at the annual rate of $0.60 per share. Such dividends shall commence to accrue on the date any shares of the Series A Preferred are first issued and become outstanding. Dividends on the Series A Preferred shall be payable annually in arrears on the 15th day of January, commencing on January 31, 1988, to holders of record on the first day of such month.

     Such dividends shall be cumulative, so that if, at any time, dividends upon the outstanding Series A Preferred shall not have been paid or declared and a sum sufficient for the payment thereof set apart for such payment, the amount of the deficiency shall accrue and the aggregate deficiency shall be fully paid, or dividends in such amount declared a sum or sums shall be paid or set aside as dividends for any other class, or series thereof, of capital stock of the Corporation. If the dividend on the Series A Preferred for any dividend period shall not have been paid or set apart in full, no asset which is by law available for the payment of dividends shall be paid or set aside for the purchase or redemption of any class of capital stock, or any series thereof (except the Series A Preferred), of the Corporation. Notwithstanding the foregoing, nothing contained herein shall restrict the ability of the Corporation pursuant to that certain Shareholders’ Agreement, dated as of January 29, 1987, among the Corporation and its shareholders, as such agreement may now exist or hereafter be amended or restated.

     2. Voting Rights. The Series A Preferred shall not have any voting power, except as otherwise specifically required by law.

     3. Redemptions.

         (a) Subject to the provisions of this paragraph 3 and applicable law, the Corporation shall have the right, but not the obligation, to redeem the Series A Preferred, in whole or in part, at a redemption price of $10.00 per share, plus all accumulated but unpaid dividends thereon (the “Redemption Price”).

         (b) (i) Notice of every redemption of Series A Preferred shall be given by mailing such notice not less than twenty (20) nor more than fifty (50) days prior to the date fixed for such redemption to each holder of record of shares of Series A Preferred to be so redeemed, and shall be sufficiently given if the Corporation shall cause a copy thereof to be mailed to such holders of record at their respective addresses as the same shall appear on the books of the Corporation, by first class mail, postage prepaid; provided, however, that the failure to mail such notice to one or more of such holders shall not affect the validity of such redemption as to the holders to whom the notice was mailed. Such notice shall include among its other provisions a statement indicating the subparagraph of this paragraph 3 pursuant to which the redemption is being made. If less than all of the outstanding Series A Preferred is to be redeemed, the redemption may be made pro rata, by lot or in such other equitable manner as may be prescribed by resolution of the Board of Directors.

(ii) Subject to the foregoing and to the provisions contained in this paragraph 3, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which Series A Preferred shall be redeemed from time to time.

(iii) If any such notice of redemption shall have been duly given of if the Corporation shall have granted to a bank or trust company an irrevocable written authorization promptly to give or complete such notice and pay all amounts due to holders of shares (as evidenced by a list of holders of such shares certified by the president or a vice president and by the secretary or an assistant secretary of the Corporation) called for redemption and if, on or before the redemption date specified therein, all funds necessary for such redemption (including an amount equal to the accumulated and unpaid dividends thereon to the date fixed for redemption) shall have been deposited by the Corporation with such bank or trust company designated in such notice, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, form and after the time of such deposit (or form and after the redemption date if such notice shall fail to state that the holders of the shares called for redemption may receive their redemption price at any time after such deposit), all shares with respect to which such deposit shall have been made shall no longer be deemed to be outstanding and all rights with respect to such shares shall cease and terminate, except for the right of the holders of the certificates, upon surrender thereof, to receive the redemption price, plus any accumulated but unpaid dividends, out of the funds so deposited, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

(iv) If such notice of redemption shall have been duly given, and if on or before the redemption date specified therein all funds necessary for such redemption shall be set aside and continue to be available for payment on and after the redemption date upon surrender of the certificates for the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall, on and after such redemption date, no longer deemed to be outstanding, and all rights with respect to such shares shall terminate on such redemption date, except for the right of the holders of the certificates, upon surrender thereof, to receive the amount payable on redemption thereof, without interest.

(v) Any funds so set aside or deposited, as the case may be, and unclaimed at the end of six years from such redemption date shall be released or repaid to the Corporation to be held for the benefit of such holder, after which the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof.

(c) Any shares of Series A Preferred redeemed, purchased or otherwise acquired by the Corporation shall be deemed canceled and may not under any circumstances thereafter be reissued as Series A Preferred or any other series of Preferred Stock, $1.00 par value, or otherwise disposed of by the Corporation, and the Corporation shall from time to time and at least once each year cause all such shares to be canceled in the manner provided by law.

     4. Priority in Event of Dissolution and Liquidation or Sale of Assets.

(a) Subject to the remaining provisions of this paragraph 4, in the event of any sale of all or substantially all of the assets of the Corporation or any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise (a “Liquidating Event”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Preferred shall be entitled to receive, out of the remaining net assets of the Corporation, an amount equal to $10.00, plus all accumulated but unpaid dividends (the “Liquidation Value”), in cash for each outstanding share of Series A preferred, before any distribution or payment shall be made to the holders of Common Stock of the Corporation. Upon the occurrence of any Liquidating Event, and after payment or provision for payment of the debts and other liabilities of the Corporation, if the assets of the Corporation available for distribution to shareholders shall be insufficient to permit the payment to the holders of Series A Preferred of an amount equal to the Liquidation value per share, then all the remaining assets of the Corporation shall be distributed ratably among the holders of Series A Preferred then outstanding according to the number of shares held by each. After payment in full to the holders of Series A Preferred of the amounts distributable to them as herein provided, the holders of any other junior capital stock shall be entitled, to the exclusion of the holders of Series A Preferred, to share ratably in the remaining assets of the Corporation in accordance with their respective rights.

(b) Neither the consolidation nor merger of the Corporation with or into any other corporation shall be deemed to be a sale of all or substantially all of the assets of the Corporation or a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, within the meaning of this paragraph 4.

     (c) No provision of this paragraph 4 shall in any manner, prior to any sale of all or substantially all of the assets of the Corporation or any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, create or be considered or deemed to create any restriction upon the surplus of the Corporation or prohibit the payment of dividends on the capital stock of the Corporation out of the funds of the Corporation legally available therefor, nor shall any such restriction or prohibition be in any manner implied from the provisions of this paragraph 4.

ARTICLE VI

     No shareholder of the corporation will by reason of his holding shares of capital stock of the corporation have any preemptive or preferential rights to purchase or subscribe to any shares of any class of capital stock of the corporation, or any notes, debentures, bonds, warrants, options or other securities of the corporation, now or hereafter to be authorized.

ARTICLE VII

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand and No/100 Dollars ($1,000), consisting of money paid, labor done or property actually received, which property actually received shall have a value of not less than One Thousand and No/100 Dollars ($1,000).

     ARTICLE VIII

     The number of directors shall be fixed in the manner provided in the Bylaws of the corporation. The current Board of Directors consists of four directors, and the names and addresses of the persons who are serving as directors until their successors are elected and qualified are:

Name	Address
Donald H. Neustadt	1231 Greenway Tower Suite 800, Irving, Texas 75038

Wallace M. Swanson	1231 Greenway Tower Suite 800 Irving, Texas 75038

Edward W. Rose, III	2660 One Dallas Centre 350 North St. Paul Street Dallas, Texas 75201

Marshall B. Payne	2600 One Dallas Centre 350 North St. Paul Street Dallas, Texas 75201

ARTICLE IX

     The corporation may purchase, directly or indirectly, its own shares of capital stock to the extent of the aggregate of unrestricted capital surplus and unrestricted reduction surplus without submitting such purchase to vote of the shareholders of the corporation.

ARTICLE X

     Notwithstanding any provisions of the Texas Business Corporation Act now or hereafter in force requiring for action to be authorized or taken on any matter the affirmative vote of two-thirds, or any other percentage, of the outstanding shares of capital stock, or of any class or series of capital stock, of the corporation entitled by law to vote on such matter, any action of the shareholders of the corporation may be authorized and taken by the affirmative vote of the shareholders of the majority of such outstanding shares of capital stock, or of any such class or series of capital stock of the corporation.

ARTICLE XI

     Special meetings of shareholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, President or the Board of Directors of the Corporation or by holders of at least twenty-five (25) percent of all shares entitled to vote at the proposed special meeting.

ARTICLE XII

     To the fullest extent permitted by Texas statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the Corporation shall not be liable to the Corporation or its shareholders for any act or omission in such director’s capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of these Articles of Incorporation inconsistent with this Article, by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability to the Corporation or its shareholders of a director of the Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.